UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

In re: Case No. 3:16-bk-2230-PMG

RMS Titanic, Inc., et al., Chapter 11

Debtor.

ORDER ON HEARING TO CONSIDER DEBTOR'S SALE MOTION AND DISCLOSURE STATEMENTS FILED BY THE EQUITY COMMITTEE AND THE UNSECURED CREDITORS' COMMITTEE

THIS CASE came before the Court for hearing on August 30, 2018, to consider: (1) the Debtor's Motion for Approval of Competitive Bidding Procedures and Asset Purchase Agreement; (2) the adequacy of the Disclosure Statement filed by the Official Committee of Equity Security Holders; and (3) the adequacy of the Disclosure Statement filed by the Official Committee of Unsecured Creditors. (Doc. 1147).

A. The Debtor's presentation

At the hearing, the Debtor announced that it had reached an agreement with its primary unsecured creditor, 417 Fifth Ave. Real Estate, LLC. According to the announced agreement: (1) the Stalking Horse Purchaser under the Debtor's proposed sale would increase the sale price from $17.5 million to $19.5 million; (2) the Stalking Horse Purchaser's breakup fee would be increased from $1 million to $1.5 million; and (3) the creditor would support the sale.

Based on the agreement, the Debtor asked the Court to shorten the dates under its Bid Procedures (1) to require the submission of bids by September 17, 2018 and (2) to schedule the auction and hearing for approval of the sale for September 20, 2018.

Finally, the Debtor asserted that the Equity Committee's Plan was unconfirmable because it lacked both creditor acceptance and adequate funding, and therefore asked the Court to disapprove the Equity Committee's Disclosure Statement.

B. The Debtor's Bid Procedures and the Equity Committee's Disclosure Statement

The Court has considered the record, and finds that the Competitive Bidding Procedures and Asset Purchase Agreement proposed by the Debtor should proceed under the provisions of Chapter 11.[1]

The Amended Disclosure Statement filed by the Official Committee of Equity Security Holders will not be approved because it does not support a plan that is confirmable. The Court reaches this decision for the following reasons:

First, the Court is mindful of: (1) the jurisdiction and role of the United States District Court for the Eastern District of Virginia with respect to the Titanic artifacts; (2) the application of the Covenants and Conditions for the Future Disposition of Objects Recovered from the RMS Titanic; and (3) the interest of the District Court and the covenants and conditions in maintaining the integrity of the Titanic collection. In other words, this Court favors a process that is likely to facilitate the District Court's administration of the Titanic artifacts that will result in a sale that may be approved by the District Court.

Second, the core and most important issue raised by the objections to the Equity Committee's Amended Disclosure Statement is whether it accompanies a plan that cannot be confirmed. "The statutory definition of 'adequate information' leaves the bankruptcy court wide discretion to determine on a case by case basis whether a disclosure statement contains adequate information." In re R&G Properties, Inc., No. 08-10876, 2009 WL 2043873, at *3 (Bankr. D. Vt. July 6, 2009). As

[1] The dates under the Debtor's Bid Procedures shall be changed to correspond with the date for the Sale Hearing.

the court in R&G Properties, Inc. found, it is appropriate to "avoid a costly and futile solicitation process" if a disclosure statement accompanies a plan that cannot be confirmed. Id.; see also In re Pecht, 53 B.R. 768, 769-770 (Bankr. E.D. Va. 1985) ("Submitting the debtor to the attendant expense of soliciting votes and seeking court approval on a clearly fruitless venture would be costly and it would delay any possibility of a successful reorganization.")

The Equity Committee's Disclosure Statement accompanies a Plan where confirmation depends upon whether the sale of a small number of artifacts from the French Collection can be approved by the District Court, without violating the Covenants and Conditions Order of the District Court. Based on the representations at the hearing, the Equity Committee's Plan lacks both creditor acceptance and adequate funding. Specifically, 417 Fifth Ave. Real Estate, LLC, the Debtor's primary unsecured creditor, who has a blocking position to plan confirmation, announced at the hearing that it supported the Debtor's Motion for Approval of Competitive Bidding Procedures and Asset Purchase Agreement, and that it would oppose the Equity Committee's Plan. At the conclusion of the hearing, counsel for the Unsecured Creditors' Committee also stated that the committee would not support the Equity Committee's Plan. General unsecured claims are classified as an impaired class in the Equity Committee's Plan. (Doc. 1180 p. 12). Therefore, there is no clear path towards confirmation, because based upon the representations made at the hearing, the plan will not have an impaired accepting class.

For these reasons, the Court determines that the Equity Committee has not sustained its burden of setting forth adequate information, and the Amended Disclosure Statement fails to satisfy the adequate information standard of 11 U.S.C. § 1125 because it accompanies a Plan that cannot be confirmed pursuant to 11 U.S.C. § 1129.

C. The Disclosure Statement of the Museum Plan Sponsors

After the hearing, the Trustees of the National Maritime Museum ("NMM") asked the Court to hold in abeyance the Disclosure Statement and Plan filed by the Official Committee of Unsecured Creditors, NMM, the Board of Trustees of the Museums and Galleries of Northern Ireland, and Running Subway Productions, LLC, until further order of Court. (Doc. 1193).

Upon the foregoing, it is

ORDERED:

1. The Debtor's Competitive Bidding Procedures and Asset Purchase Agreement are approved in part. The Debtor may submit a proposed Order approving Competitive Bidding Procedures and Asset Purchase Agreement, which schedules a Sale Hearing for **October 18, 2018, at 10 o'clock a.m.**, and which contains other dates in the Bidding Procedures that correspond to the Sale Hearing.

2. The Amended Disclosure Statement filed by the Official Committee of Equity Security Holders is not approved.

3. The Disclosure Statement filed by the Official Committee of Unsecured Creditors and Museum Plan Sponsors is held in abeyance.

DATED this 11 day of September, 2018.

BY THE COURT

PAUL M. GLENN
United States Bankruptcy Judge